UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    April 30, 2012

RVUE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-54348	94-3461079
(Commission File Number)	(IRS Employer Identification No.)

100 N.E. 3rd Avenue, Suite 200, Fort Lauderdale, Florida 33301

(Address of Principal Executive Offices) (Zip Code)

954-525-6464

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2012, Jason Kates resigned as a member of the Board of Directors of rVue Holdings, Inc. (the “Company”) and also stepped down as Chief Executive Officer of the Company. He will remain with the Company and focus on business development and strategic alliances for the Company.

On April 30, 2012, the Board of Directors of the Company appointed Michael Mullarkey, a current director of the Company, to act as Chief Executive Officer until the Company finishes its search for a more permanent one.  Mr. Mullarkey will continue in the role of Chairman of the Board of Directors.  Mr. Mullarkey has no family relationships with any officer or director of the Company and has not entered into any transactions with the Company pursuant to Item 404(a) of Regulation S-K.

Michael Mullarkey

Michael Mullarkey, 44 years old, has served as a director of the Company since December 21, 2010, Chairman of the Board since June 24, 2011, and is chairman of the Audit Committee and serves as a member of the Compensation and Nominating and Governance Committees of the Board. Mr. Mullarkey is a C-Level digital executive with extensive build-up/turnaround expertise in both entrepreneurial and established companies in internet, social media & advertising/marketing services. He is currently the Managing Partner of ODK Capital Management which invests in Social Media, Cloud based Software and Emerging Technology with patented or disruptive technologies, and has worked at such company since October 2010. Mr. Mullarkey founded, built, and managed, Workstream, Inc., a provider of SaaS based Talent Management Software, serving from 2001 through September 2010 in roles that included Chief Executive Officer, Chairman of the Board and Acting CFO. Under his leadership, Workstream customers included Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, VISA and Wells Fargo. Prior to working at Workstream, Mr. Mullarkey worked for 10 years at SONY Electronics as SVP of Diversified Markets, with P&L responsibility for Business-to-Business Sales and Marketing for this $1.2B specialty markets business. While at Sony, Mr. Mullarkey was involved in the launch of several products including DIRECTV and Web TV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RVUE HOLDINGS, INC.
Dated: April 30, 2012	By: /s/David A. Loppert
David A. Loppert
Chief Financial Officer